Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cryoport, Inc. of our reports dated December 7, 2020 relating to the consolidated financial statements of CRYOPDP as of December 31, 2019 and for the year ended December 31, 2019, included in Cryoport, Inc.’s Current Report on Form 8-K/A filed with the SEC on December 14, 2020.

We also consent to the references to us under the headings “Experts” in the prospectuses, which are part of such registration statement.

/s/ Crowe HAF

Registered Auditor in France

Represented by Marc de Prémare, Partner

December 15, 2020